Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 30, 2018, is made and entered into by and among J. Alexander’s Holdings, Inc., a Tennessee corporation (“Parent”), J. Alexander’s Holdings, LLC, a Delaware limited liability company and a direct, majority-owned subsidiary of Parent (“Purchaser”), Nitro Merger Sub, Inc., a Tennessee corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Cannae Holdings, LLC (formerly known as Fidelity National Financial Ventures, LLC), a Delaware limited liability company (“Cannae”), Fidelity Newport Holdings, LLC, a Delaware limited liability company (“FNH” and together with Cannae, the “Sellers”), and 99 Restaurants, LLC, a Delaware limited liability company (the “Company”). Parent, Purchaser, Merger Sub, Cannae, FNH and the Company are referred to as the “Parties.”

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of August 3, 2017 (the “Merger Agreement”);

WHEREAS, in connection with the Transactions, (i) Cannae has agreed to purchase all outstanding revolving and term loans, and assume all revolving lending commitments, under the Seller Credit Agreement in favor of Wells Fargo Bank, National Association (“WFB”), and the lenders party thereto (the “Purchased Debt”), which Seller Credit Agreement is guaranteed by all Subsidiaries of ABRH (including the Company and its Subsidiaries), (ii) WFB is resigning from its role as administrative agent under the Seller Credit Agreement, and (iii) Cannae, as the resulting sole lender, is appointing itself as the successor administrative agent under the Seller Credit Agreement;

WHEREAS, in connection with the Transactions, Cannae has agreed to cause the Company to assume, as the direct borrower, $60,000,000 (the “Assumed Debt”) of the term loan obligations under the Seller Credit Agreement (such assumption is defined below as the Company Debt Assumption), and the Company and its Subsidiaries will be released from their guaranty and collateral obligations with respect to the remainder of the obligations under the Seller Credit Agreement (the “Remaining Debt”), thereby bifurcating the obligations under the Seller Credit Agreement; and

WHEREAS, in order to implement such bifurcation of the obligations under the Seller Credit Agreement, Cannae, ABRH and the Company are entering into that certain Loan Bifurcation and Modification Agreement, pursuant to which the bifurcated debt will become evidenced by (i) that certain Amended and Restated Bifurcated 99 Credit Agreement with respect to the Assumed Debt, under which the Company will be the direct borrower and all Subsidiaries of the Company will be guarantors (such credit agreement is defined below as the 99 Credit Agreement) and (ii) that certain Amended and Restated Bifurcated ABRH Credit Agreement with respect to the Remaining Debt, under which ABRH will be the direct borrower and all Subsidiaries of ABRH (excluding the Company and its subsidiaries) will be guarantors; and

WHEREAS, in furtherance of the foregoing and in accordance with Section 11.8 of the Merger Agreement, the Parties desire to amend the Merger Agreement and agree as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.1 Defined Terms. All capitalized terms, unless otherwise defined or amended herein, shall have the meaning given to them in the Merger Agreement.

Section 1.2 Amendments. The Merger Agreement is hereby amended as follows:

(a) Section 1.1 is deleted in its entirety and replaced with the following:

“Section 1.1 The Pre-Closing Transactions. Immediately prior to the Closing, (a) FNH shall cause its Subsidiaries to distribute the Company Membership Interest as of the date hereof to each such Subsidiary’s sole member, as a result of which the Company shall become a direct, wholly-owned Subsidiary of FNH (the “Reorganization”), (b) immediately following the Reorganization, Cannae shall contribute to the Company $40,000,000.00 in exchange for membership interest in the Company and FNFV shall be admitted as a member of the Company, in accordance with the terms of the Company LLC Agreement (the “Contribution”) and (c) FNH shall, and shall cause its relevant Subsidiaries to, assign to the Company, and the Company shall assume, $60,000,000.00 in principal amount outstanding under the 99 Credit Agreement (the “Company Debt Assumption” and, together with the Reorganization and the Contribution, the “Pre-Closing Transactions”).

(b) Section 1.8(a)(x) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(x) evidence, in form reasonably acceptable to the Purchaser Entities, of (i) the assignment to, and assumption by, Cannae of the Purchased Debt, (ii) the resignation by Wells Fargo Bank, National Association, of its role as administrative agent under the Seller Credit Agreement, (iii) the appointment of Cannae as successor administrative agent under the Seller Credit Agreement, (iv) the execution of the 99 Credit Agreement (and any related guaranty and collateral documents), and (iv) a pay-off letter executed by Cannae (as administrative agent under the 99 Credit Agreement), providing for the repayment in full of the Assumed Debt by payment of $60,000,000.00 by the Company or its successor to Cannae as administrative agent, which payoff letter shall provide that, upon receipt of such amount in immediately available U.S. funds by Cannae, all security interests granted by the Company and its Subsidiaries to secure the obligations under the 99 Credit Agreement are automatically deemed to be terminated and released (and authorizing the filing of all necessary UCC-1 termination statements and other necessary documentation in connection with the termination of such security interests) and all obligations of the Company and its Subsidiaries under the 99 Credit Agreement (and any related guaranty and collateral documents) are terminated;”

(c) Section 8.1(f) of the Merger Agreement is hereby deleted in its entirety.

(d) The following definition is added to Section 11.12 of the Merger Agreement (in the correct alphabetical order):

““99 Credit Agreement” means that certain Amended and Restated Bifurcated 99 Credit Agreement, to be entered into on or about February 1, 2018 and prior to the Closing, by and among Cannae Holdings, LLC, a Delaware limited liability company, as administrative agent for the lenders party thereto, and 99 Restaurants, LLC, a Delaware limited liability company, as borrower, and the lenders party thereto, in substantially the form of the Seller Credit Agreement, with appropriate modifications to provide for solely a single term loan to the Company in the aggregate amount of $60,000,000.00 as of the Effective Time.”

(e) A new Section 6.19 is added with the following language:

“Section 6.19. Notwithstanding anything to the contrary in the Agreement, including the definition of Parent Shareholder Approvals, the parties agree that it shall not be a condition precedent to the Transactions that Parent Shareholder Approvals be obtained with respect to amending Section 13 of the Parent Charter to remove the applicability of §48-103-301 — §48-103-312 of the Tennessee Business Corporation Act.”

2

Section 1.3 No Other Modifications. Except as expressly set forth herein, the terms and provisions of the Merger Agreement remain unmodified and in full force and effect. This Amendment and the Merger Agreement shall be read together as one agreement.

Section 1.4 Miscellaneous. Sections 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, and 11.10 of the Merger Agreement are hereby incorporated into this Amendment mutatis mutandis.

[Remainder of Page Intentionally Blank]

3

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have duly executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first above written.

J. ALEXANDER’S HOLDINGS, INC.

By:	/s/ Lonnie J. Stout II
Name:	Lonnie J. Stout II
Title:	President and Chief Executive Officer

J. ALEXANDER’S HOLDINGS, LLC

By:	/s/ Lonnie J. Stout II
Name: Title:	Lonnie J. Stout II Chief Executive Officer, President and Manager

NITRO MERGER SUB, INC.

By:	/s/ Lonnie J. Stout II
Name:	Lonnie J. Stout II
Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CANNAE HOLDINGS, LLC

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Managing Director, General Counsel and Corporate Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

FIDELITY NEWPORT HOLDINGS, LLC

By:	/s/ Brent B. Bickett
Name:	Brent B. Bickett
Title:	Manager

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

99 RESTAURANTS, LLC

By:	/s/ Goodloe M. Partee
Name:	Goodloe M. Partee
Title:	General Counsel

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]